Exhibit 4.2
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 14, 2023, among each subsidiary guarantor identified on the signature pages hereto (each a “Guaranteeing Subsidiary” and together, the “Guaranteeing Subsidiaries”), each a subsidiary of Adient plc, a public limited company incorporated under the laws of Ireland, Adient Global Holdings Ltd, a public company under the Companies (Jersey) Law 1991 (the “Company”), and U.S. Bank Trust Company, National Association, as trustee under the Indenture referred to below (the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).
WITNESSETH
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 14, 2023, providing for the issuance of 7.000% Senior Secured Notes due 2028 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”);
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    AGREEMENT TO GUARANTEE.
(a)    Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture, effective upon the execution and delivery of this Supplemental Indenture.
(b)    Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.
3.    NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of any Guaranteeing Subsidiary, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
4.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
5.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
6.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries.
8.    BENEFITS ACKNOWLEDGED. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.
9.    SUCCESSORS. All agreements of the Guaranteeing Subsidiaries in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Dated: March 14, 2023
Adient Seating Holding Spain, S.L.U.
By:    /s/ Phillip A. Rotman II
    Name:    Phillip A. Rotman II
    Title:    Joint and Several Director
Adient Seating Spain, S.L.U.
By:    /s/ Phillip A. Rotman II
    Name:    Phillip A. Rotman II
    Title:    Joint and Several Director
Adient Automotive, S.L.U.
By:    /s/ Phillip A. Rotman II
    Name:    Phillip A. Rotman II
    Title:    Joint and Several Director
Adient Real Estate Holding Spain, S.L.U.
By:    /s/ Phillip A. Rotman II
    Name:    Phillip A. Rotman II
    Title:    Joint and Several Director
U.S. Bank Trust Company, National Association, as Trustee and Collateral Agent
By:    /s/ Yvonne Siira
    Name:    Yvonne Siira
    Title:    Vice President